Exhibit 15.1

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
Introduction
The following unaudited pro forma combined financial information is being provided to aid you in your analysis of the financial aspects of the merger defined in the Business Combination Agreement.
The unaudited pro forma combined statement of financial position as of June 30, 2023 gives pro forma effect to the Business Combination, as described and defined below, as if it had been consummated as of that date. The unaudited pro forma combined statement of profit and loss and other comprehensive income for the six months ended June 30, 2023 give pro forma effect to the Business Combination as if it had occurred as of January 1, 2022.
This information should be read together with the Combined Financial Statements of Murano Group and their related notes and HCM’s respective audited financial statements, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Murano,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HCM” and other financial information, which is incorporated by reference to the Prospectus.
The unaudited pro forma combined statement of financial position as of June 30, 2023 has been prepared using the following:
•	Murano Group’s historical condensed combined interim statement of financial position as of June 30, 2023, incorporated by reference to the Prospectus.
•	HCM’s historical balance sheet as of June 30, 2023, incorporated by reference to the Prospectus.
The unaudited pro forma combined statement of operations for the six months ended June 30, 2023 has been prepared using the following:
•
Murano Group’s historical condensed combined interim statement of profit or loss and other comprehensive income for the six-month period ended June 30, 2023, incorporated by reference to the Prospectus.

•	HCM’s historical statement of operations for the six-month period ended June 30, 2023, incorporated by reference to the Prospectus.
The unaudited pro forma combined statement of operations for the twelve months ended December 31, 2022 has been prepared using the following:
•	Murano Group’s historical combined statement of profit or loss and other comprehensive income for the twelve-month period ended December 31, 2022, incorporated by reference to the Prospectus.
•	HCM’s historical statement of operations for the twelve-month period ended December 31, 2022, incorporated by reference to the Prospectus.
The Condensed Combined Interim Financial Statements have been prepared in accordance with IAS 34 and the Combined Financial Statements of Murano Group have been prepared in accordance with IFRS and in its functional and presentation currency of Mexican Pesos. The historical financial statements of HCM have been prepared in accordance with U.S. GAAP in its functional and presentation currency of U.S. dollars. The financial statements of HCM have been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the unaudited pro forma combined financial information (see below) and have been adjusted based on the requirements and guidance of International Accounting Standard 21. The Effects of Changes in Foreign Exchange Rates from functional currency U.S. dollar to presentation currency Mexican Pesos, i.e., assets and liabilities were translated based on the exchange rate as of June 30, 2023 and items of income and expense, capital transactions and cash flows relating to transactions in a previous period are translated using the exchange rate prevailing at the transaction date or at an appropriate average rate.

Unaudited Pro Forma Combined Statement of Financial Position
As of June 30, 2023
(In Mexican pesos, except for share data)
	Murano Group Historical As of June 30, 2023	HCM Historical As of June 30, 2023 (After IFRS and Currency Conversion Adjustments)	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined
Assets
Current Assets:
Cash and cash equivalents and restricted cash	325,002,736	2,163,722	(294,208,182)	[1], [2], [4]	32,958,276
Trade receivables	6,928,278				6,928,278
VAT receivable	182,724,218	—	—		182,724,218
Other receivables	30,387,475	—	—		30,387,475
Due from related parties	66,261,192				66,261,192
Prepayments	11,870,889	2,285,514	—		14,156,403
Inventories	638,433	—	—		638,433
Total current assets	623,813,221	4,449,236	(294,208,182)		334,054,275
Cash and marketable securities held in trust account	—	745,703,782	(745,703,782)	[1]	—
Property, construction in process and equipment	17,660,920,329	—	—		17,660,920,329
Investment property	1,187,089,926	—	—		1,187,089,926
Prepayments	—	—	—		—
Right of use assets	410,908	—	—		410,908
Financial derivative instruments	168,888,524	—	—		168,888,524
Other assets	—	—	—		—
Guarantee deposits	12,839,795	—	—		12,839,795
Total assets	19,653,962,703	750,153,018	(1,039,911,964)		19,364,203,757
Liabilities and Net assets
Current Liabilities:
Current installments of long-term debt	3,606,018,842	—			3,606,018,842
Trade accounts payable and accumulated expenses	149,994,097	49,537,652			199,531,749
Due to related parties	95,778,980	7,312,586			103,091,566
Lease liabilities	175,015	—	—		175,015
Income tax payable	26,698,381	—	—		26,698,381
Employees’ statutory profit sharing	1,330,845	—	—		1,330,845
Contributions for future net assets	3,500,000	—	—		3,500,000
Accrued offering costs		—	—		—
Total current liabilities	3,883,496,160	56,850,238	—		3,940,346,398

	Murano Group Historical As of June 30, 2023	HCM Historical As of June 30, 2023 (After IFRS and Currency Conversion Adjustments)	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined
Non-current Liabilities:
Long-term debt, excluding current installments	2,447,566,381	—	—		2,447,566,381
Due to related parties, excluding current portion	150,843,473	—			150,843,473
Deferred revenue - long term	34,016,156				34,016,156
Lease liabilities, excluding current portion	—	—	—		—
Employee benefits	7,865,691	—	—		7,865,691
Deferred tax liabilities	4,317,084,818	—			4,317,084,818
Warrant liabilities	—	9,346,920	(4,065,600)	[7]	5,281,320
Deferred underwriting fee payable	—	51,216,000	—		51,216,000
Other liabilities	—	745,703,782	(745,703,782)	[2], [3]	—
Total liabilities	10,840,872,679	863,116,940	(749,769,382)		10,954,220,237
Equity
Common stock	—	20,381	2,958,436,077	[3],[4],[5],[6]	2,958,456,458
Net parent investment	902,611,512	—	(902,611,512)	[6]	—
Additional paid-in capital	—	213,585,356			213,585,356
Accumulated Deficit	(825,082,716)	(366,499,933)	(2,345,967,147)	[2],[4],[5],[7]	(3,537,549,796)
Other comprehensive income	8,735,561,228	39,930,274	—		8,775,491,502
Total equity	8,813,090,024	(112,963,922)	(290,142,582)		8,409,983,520
Total liabilities and net assets	19,653,962,703	750,153,018	(1,039,911,964)		19,364,203,757

Unaudited Pro Forma Statement of Profit or Loss and Comprehensive Income
For the six-month period ended June 30, 2023
(In Mexican pesos, except for share data)
	Murano Group Historical For the six-month period ended June 30, 2023	HCM Historical For the year ended December 31, 2022	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined
Revenue	107,345,787	—	—		107,345,787
		—	—
Direct and selling, general and administrative expenses:		—	—
Employee Benefits	76,418,979	—	—		76,418,979
Development contributions to local area	—	—	—		—
Depreciation	14,475,472				14,475,472
Property tax	9,780,872	—			9,780,872
Fees	37,236,737	—	—		37,236,737
Management fees	2,694,553	—	—		2,694,553
Maintenance and conservation	4,526,294	—	—		4,526,294
Energetics	6,461,275	—	—		6,461,275
Advertising	8,236,255	—	—		8,236,255
Donations	5,951,130	—	—		5,951,130
Insurance	4,121,519	—	—		4,121,519
Software	4,506,780	—	—		4,506,780
Cleaning and laundry	4,127,309	—	—		4,127,309
Food and beverage	30,780,790	—	—		30,780,790
Bank fees	2,413,473	—	—		2,413,473
Sales commissions	3,922,916	—	—		3,922,916
Other costs	39,572,783	—	42,624,830	[A]	82,197,613
Operating and formation costs	—	42,624,830	(42,624,830)	[A]	—
Total direct and selling, general and administrative expenses	255,227,137	42,624,830	—		297,851,967
Interest income	2,029,494	—	—		2,029,494
Interest expense	(137,796,876)	—	—		(137,796,876)
Exchange rate income, net	678,078,298	—	—		678,078,298
Valuation of financial derivative instruments	(23,903,466)	—	—		(23,903,466)
Other income	9,350,566	—	5,409,796	[A]	14,760,362
Other expenses	(156,974)	—	—		(156,974)
Interest income – bank	—	55,125	—		55,125
Reduction of deferred underwriting fee	—	5,409,796	(5,409,796)	[A]	—
Interest earned on marketable securities held in Trust Account	—	75,831,533	(75,831,533)	[B]	—
Unrealized gain on marketable securities held in Trust Account	—	—	—		—
Change in fair value of warrant liabilities	—	—	—		—
Transaction cost incurred in connection with Initial Public Offering	—	—	—		—
Profit before income taxes	379,719,692	38,671,624	(75,831,533)		342,559,783
Income taxes	23,802,249	—	—		23,802,249
Net profit (loss) for the period	355,917,443	38,671,624	(75,831,533)		318,757,534

	Murano Group Historical For the six-month period ended June 30, 2023	HCM Historical For the year ended December 31, 2022	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined
Other comprehensive income:
Revaluation of Property, construction in process and equipment, net of deferred income tax	—	—	—		—
Remeasurement of net defined benefit liability, net of deferred income tax	—	—	—		—
Foreign currency translation adjustment	—	27,706,300	—		27,706,300
Other comprehensive income for the period	355,917,443	66,377,924	(75,831,533)		346,463,834
Basic and diluted weighted average shares outstanding		29,407,687	49,835,186		79,242,873
Basic and diluted net income (loss) per share		1.32			4.02

Unaudited Pro Forma Statement of Profit or Loss and Comprehensive Income
For The Year Ended December 31, 2022
(In Mexican pesos, except for share data)
	Murano Group Historical For the year ended December 31, 2022	HCM Historical For the year ended December 31, 2022	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined
Revenue	6,431,022	—	—		6,431,022

Direct and selling, general and administrative expenses:
Employee Benefits	53,944,188	—	—		53,944,188
Development contributions to the local area	25,862,069	—	—		25,862,069
Property tax	15,605,504	—	—		15,605,504
Fees	67,534,391	—	111,918,569	[A], [C]	179,452,960
Maintenance and conservation	10,218,739	—	—		10,218,739
Advertising	9,806,261	—	—		9,806,261
Insurance	3,891,189	—	—		3,891,189
Inventory	1,167,596	—	—		1,167,596
Other costs	62,602,777	—	38,551,932	[A]	101,154,709
Operating and formation costs	—	38,551,932	(38,551,932)	[A]	—
Total direct and selling, general and administrative expenses	250,632,714	38,551,932	111,918,569		401,103,215
Increase in fair value of investment property	298,089,926	—	—		298,089,926
Interest income	555,638	—	—		555,638
Interest expense	(86,485,683)	—	—		(86,485,683)
Exchange rate income, net	276,747,870	—	—		276,747,870
Valuation of financial derivative instruments	200,739,870	—	262,934,550	[A],[E]	463,674,420
Other income	33,514,903	—	—		33,514,903
Other expenses	(3,874,125)	—	(2,255,469,302)	[D]	(2,259,343,427)
Interest earned on marketable securities held in Trust Account	—	86,682,956	(86,682,956)	[B]	—
Unrealized gain on marketable securities held in Trust Account	—	1,228,225	(1,228,225)	[B]	—
Change in fair value of warrant liabilities	—	258,868,950	(258,868,950)	[A]	—
Transaction cost incurred in connection with Initial Public Offering	—	(10,788,143)	10,788,143	[A]	—
Profit before income taxes	475,086,707	297,440,056	(2,440,445,309)		(1,667,918,546)
Income taxes	170,487,446	—	—		170,487,446
Net profit (loss) for the period	304,599,261	297,440,056	(2,440,445,309)		(1,838,405,992)
Other comprehensive income:
Revaluation of Property, construction in process and equipment, net of deferred income tax	4,206,327,541	—	—		4,206,327,541

	Murano Group Historical For the year ended December 31, 2022	HCM Historical For the year ended December 31, 2022	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined
Remeasurement of net defined benefit liability, net of deferred income tax	(1,788,136)	—	—		(1,788,136)
Foreign currency translation adjustment	—	12,223,974	—		12,223,974
Other comprehensive income for the period	4,509,138,666	309,664,030	(2,440,445,309)		2,378,357,387
Basic and diluted weighted average shares outstanding		36,753,425	42,489,448		79,242,873
Basic and diluted net income (loss) per share		8.09			(23.20)

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Description of the Pre-closing of Murano, the Business Combination and Other Investments
On August 2, 2023, Murano, HCM, the Seller, PubCo, Dutch Murano, Dutch HoldCo, and New CayCo entered into the Amended & Restated Business Combination Agreement. Pursuant to the Amended & Restated Business Combination Agreement, and on December 31, 2023, a further amended to the Amended & Restated Business was signed, where among other things:
•	The Subscriptions (as defined in the Business Combination Agreement) will be undertaken in which:
•	Murano will reimburse the Seller for 16,413,927 shares of Murano Ordinary Shares in consideration of Ps.$16,413,927;
•
ESC will subscribe for additional shares in PubCo for a cash subscription price of US$1,500,000 (the “Cash Subscription”) in consideration for the issuance by PubCo of 69,100,000 PubCo Ordinary Shares;

•
PubCo will subscribe for a number of shares in Murano, such that after giving effect to such subscription PubCo will hold 99.99% of Murano Ordinary Shares in consideration for cash in the amount of the Cash Subscription and the remaining 0.001% of Murano will be held by Murano Management S.A. de C.V, in accordance with requirements of Mexican law;

•	the Sponsor has agreed to transfer 1,250,000 HCM Class A Ordinary Shares to certain vendors of Murano and forfeit all of its Private Placement Warrants upon the Closing.
•	the Murano Parties will effect an internal reorganization of certain of their assets and Subsidiaries; and
•	New CayCo will merge with and into HCM with HCM being the surviving corporation in the Merger and a wholly-owned subsidiary of PubCo.
For more information about the transaction, see The Business Combination Agreement. A copy of the Amended & Restated Business Combination Agreement is attached to this proxy statement/prospectus.
Business Combination
By virtue of the Merger, the HCM Ordinary Shares issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and in exchange therefore, each holder of HCM Ordinary Shares will be entitled to the Merger Shares. Also, as contemplated by the Amended & Restated Business Combination Agreement, HCM will become a direct wholly-owned subsidiary of PubCo.
Basis of Presentation
The historical financial information has been adjusted to give pro forma effect to events that are directly attributable to the Business Combination, are factually supportable and are expected to have a continuing impact on the results of operations of the combined company. The adjustments presented on the pro forma Combined Financial Statements have been identified and presented to provide an understanding of the combined company upon consummation of the Business Combination for illustrative purposes.
The following pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined.
You should not rely on the unaudited pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies have always been combined or the future results that the combined company will experience. There were no preexisting relationships between Murano Parties and HCM prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The following unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”
Murano has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma combined financial information.

The pro forma adjustments do not have an income tax effect as they are either (i) incurred by legal entities that are not subject to a corporate income tax, or (ii) permanently nondeductible or nontaxable based on the laws of the relevant jurisdiction.
Accounting for the Amended & Restated Business Combination Agreement
The merger defined in the Amended & Restated Business Combination Agreement will be accounted for as a capital reorganization in accordance with IFRS. Murano will apply IFRS 2 Share-based payment. Under this method of accounting, there is no acquisition accounting and no recognition of goodwill or intangible assets, as HCM does not meet the definition of a “business” pursuant to IFRS 3 Business Combinations given it consisted predominantly of cash in the Trust Account. Under this method of accounting, HCM will be treated as the “acquired” company for financial reporting purposes, and Murano Group will be the accounting “acquirer”. This determination was primarily based on (i) the assumption that Murano’s shareholders will hold a majority of the voting power of PubCo, (ii) Murano’s operations will substantially comprise the ongoing operations of the combined company, (iii) Murano’s designees are expected to comprise a portion of the governing body of PubCo, and (iv) Murano’s senior management will comprise the senior management of PubCo.
In accordance with IFRS 2, the difference in the fair value of the shares issued by Murano over the identifiable net assets of HCM at historical cost will be accounted for as share-based payment expense.

U.S. GAAP to IFRS and currency conversion of HCM’s Balance Sheets as of June 30, 2023
	GAAP Historical U.S. balances	Conversion Adjustments	Footnote reference	After conversion	After currency conversion to Ps.
	(in U.S. dollars)				(in Ps.)(2)
ASSETS
Cash and cash equivalents	126,741	—		126,741	2,163,722
Prepaid expenses	133,875	—		133,875	2,285,514
Total Current Assets	260,616	—		260,616	4,449,236
Cash and marketable securities held in trust account	43,679,931	—		43,679,931	745,703,782
Total assets	43,940,547	—		43,940,547	750,153,018
		—
LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO REDEMPTION AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	2,901,690	—		2,901,690	49,537,652
Promissory note – related party	428,338			428,338	7,312,586
Total current liabilities	3,330,028	—		3,330,028	56,850,238
Warrant liabilities	547,500	—		547,500	9,346,920
Deferred underwriting fee payable	3,000,000	—		3,000,000	51,216,000
Other liabilities	—	43,679,931	(1)	43,679,931	745,703,782
Total liabilities	6,877,528	43,679,931		50,557,459	863,116,940
CLASS A ORDINARY SHARES SUBJECT TO REDEMPTION
Class A ordinary shares subject to possible redemption; 28,750,000 and 0 shares issued and outstanding at redemption value at December 31, 2022 and 2021, respectively	43,679,931	(43,679,931)	(1)	—	—
Shareholders’ Deficit
Preference shares, U.S.$0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—		—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 9,987,500 and no issued and outstanding (excluding 4,079,406 shares subject to possible redemption) at June 30, 2023	999	—		999	17,986
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 75,000 shares issued and outstanding at June 30, 2023	7	—		7	2,395
Additional paid in capital	11,827,938			11,827,938	213,585,356
Accumulated deficit	(18,445,856)	—		(18,445,856)	(366,499,933)
Other Comprehensive Income	—	—		—	39,930,274
Total shareholders’ Deficit	(6,616,912)	—		(6,616,912)	(112,963,922)
Total liabilities, Class A ordinary shares subject to redemption and shareholders’ deficit	43,940,547	—		43,940,547	750,153,018
(1)
To reclassify and present redeemable ordinary shares of HCM as other liabilities under IFRS, as shareholders have the right to require HCM to redeem the ordinary shares and HCM has an irrevocable obligation to deliver cash for such redemption.

(2)
To present the HCM’s balance sheet translated into Mexican Pesos (presentation currency for Murano Group) for purposes of having pro forma combined financial information. The translation from functional currency U.S. dollar to presentation currency followed the requirements and guidance of International Accounting Standard 21 The Effects of Changes in Foreign Exchange Rates.

Adjustments to Unaudited Pro Forma Combined Statement of Financial Position as of June 30, 2023
The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:
(1)	To reflect the release and reclassification of Ps.$745.7 million of the remaining cash from marketable securities held in the trust account.
(2)
To reflect the withdrawal of cash to fund the redemption of 2,460,044 of HCM’s redeemable shares in connection with HCM’s Extraordinary Meeting on January 16, 2024, and to fund the redemption of 1,538,989 of HCM’s redeemable shares in connection with HCM’s Extraordinary Meeting on March 5, 2024, leaving 80,373 of HCM’s redeemable shares outstanding. HCM withdrew U.S. $27,613,660 and U.S.$ 17,267,457 equivalent to Ps.$465,511,088 and Ps.$293,921,466, respectively, from the Trust Account in connection with each redemption.

(3)	To reclassify other liabilities related to HCM’s outstanding redeemable shares to permanent equity at the closing of the Business Combination.
(4)
To reflect the estimated payment of an aggregate of Ps. $179.3 million in direct and incremental transaction costs related to the issuance of Murano shares that is comprised of (i) legal fees of Ps.$163.8 million, and (ii) other professional advisor fees of Ps.$15.5 million, as well as listing expenses of Ps. $101.1 million that are not direct and incremental transaction costs, which are to be expended, and to reclassify direct and incremental transaction costs accrued in accumulated losses to common stock.

(5)
The merger is accounted for under IFRS 2. The difference in the fair value of equity instruments deemed issued by Murano to HCM Holders over the fair value of identifiable net assets of Murano represents a share-based payment of services related to the listing of Murano equity and is accounted for as a share-based payment in accordance with IFRS 2 in equity. The cost of the service is estimated as follows:

		(in Mexican pesos)
Fair value of Murano Group	<A>	13,358,400,000
Equity interest in the Company that will be issued to shareholders of HCM and Vendor Participation Shares	<B>	12.80%
Equity interest in the Company of the Company’s shareholders after the Business Combination	   	87.20%
Deemed cost of shares issued by Company	<B>/   x<A>	1,960,866,055
Less: HCM net liabilities as of December 31, 2022		(294,603,247)
Share-based payment for listing expense		2,255,469,302
(6)	To reclassify the Murano’s Group net parent investment to common stock.
(7)	To reflect the Sponsor’s agreement to forfeit 10,500,000 of its HCM’s Private Placement Warrants upon the Closing. At a fair value of U.S.$210,000, equivalent to Ps.$4,065,600.

Adjustments to Unaudited Pro Forma Statement of profit or loss and other comprehensive income for the Six Months Period Ended June 30, 2023
(A)	To reflect the reclassification adjustment to align HCM’s historical statement of operations with the presentation of Murano’s statement of profit and other comprehensive income.
(B)	To reflect the elimination of interest income on marketable securities held in the trust account.
Adjustments to Unaudited Pro Forma Statement of profit or loss and other comprehensive income for the Year Ended December 31, 2022
(A)
To reflect the reclassification adjustment to align HCM’s historical statement of operations with the presentation of Murano’s statement of profit and other comprehensive income, resulting in the reclassification from Change in fair value of warrant liabilities of Ps.$258,868,950 to Valuation of financial derivative instruments; Operating and formation costs of Ps.$38,551,932 to Other costs; and Transaction cost incurred in connection with Initial Public Offering of Ps.$10,788,143 to Fees.

(B)	To reflect the elimination of interest income on marketable securities held in the trust account.
(C)
To reflect Ps.$101.1 million of legal and professional fees that will be paid as of the Closing of the Merger that are not direct and incremental due to the issuance of PubCo’s shares and not accrued for in the consolidated statement of profit and other comprehensive income of the Company or the statements of operations of HCM.

(D)	To reflect the share-based payment for the Company’s equity listing expense as detailed in item (5) of the pro forma balance sheet adjustments above.
(E)	To reflect the forfeit of HCM's Private Warrants upon the Closing, as detailed in item (7).
(F)	The reconciliation of pro forma weighted average shares outstanding for basic loss per share is as follows:
Weighted average shares calculation
HCM public shares	8,812,500
HCM founder shares	80,373
Vendor Participation Shares	1,250,000
Combined Company shares issued in Business Combination	69,100,000
Weighted average of outstanding shares – basic	79,242,873

COMPARATIVE PER SHARE DATA
The following table sets forth the historical comparative share information for Murano and HCM on a stand-alone basis and pro forma combined per share information after giving effect to the Business Combination.
The Combined Financial Statements of Murano have been prepared in accordance with IFRS as issued by the IASB and in its functional and presentation currency of the Mexican peso. The historical financial statements of HCM have been prepared in accordance with U.S. GAAP in its functional and presentation currency of U.S. dollars. The financial statements of HCM have been adjusted to give effect to the differences between U.S. GAAP and IFRS, and have been translated into Mexican Pesos for purposes of having pro forma combined financial information.
The historical information should be read in conjunction with the information in the sections entitled “Selected Historical Financial of HCM” and “Selected Historical Combined Financial and Other Data of Murano” and the historical financial statements of HCM and the Combined Financial Statements of Murano included elsewhere in this proxy statement/prospectus. The pro forma combined per share information is derived from, and should be read in conjunction with, the information contained in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Combined Financial Information.”
The pro forma combined share information below does not purport to represent what the actual results of operations or the earnings per share would been had the companies been combined during the periods presented, nor to project the Combined Company’s results of operations or earnings per share for any future date or period. The pro forma combined shareholders’ equity per share information below does not purport to represent what the value of HCM and Murano would have been had the companies been combined during the periods presented.
	Murano Group (Historical)	HCM (Historical)	Combined Pro Forma
For the six-month period ended December 31, 2022
Net profit (loss)	304,599,261	297,440,056	(1,838,405,992)
Weighted average shares:
Weighted average of outstanding shares – basic and diluted	16,413,928	36,753,425	79,242,873
Earnings (loss) per share:
Earnings (loss) per outstanding shares, basic and diluted		8.09	(23.20)
Notes:—
(1)	Book value per share is calculated using the formula: Total shareholder’s equity divided by shares outstanding.
(2)	Weighted average of outstanding HCM Ordinary Shares represents weighted average of redeemable HCM Ordinary Shares outstanding.